Exhibit 99.1

8233 Baumgart Road Evansville, IN 47725 www.shoecarnival.com (812) 867-4034	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Senior Vice President, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS RECORD SALES AND EARNINGS
FOR THIRD QUARTER OF FISCAL 2003

Evansville, Indiana, November 18, 2003 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today announced record sales and earnings for the third quarter ended November 1, 2003. Net earnings in the third quarter of fiscal 2003 increased 11 percent to $5.5 million compared with $4.96 million in the third quarter of fiscal 2002. Earnings per share on a diluted basis increased to $.42 per share from $.38 per share in last year's third quarter.

Net sales for the third quarter increased 10.6 percent to an all-time Company record of $152.4 million from $137.7 million last year. Comparable store sales increased 0.3 percent for the 13-week period.

The gross profit margin for the third quarter increased to 29.8 percent from 29.4 percent in the third quarter last year. The 0.4 percent increase, as a percentage of sales, resulted from a 0.6 percent increase in the merchandise margin that was partially offset by a 0.2 percent increase in buying, distribution and occupancy expenses. The increase in the merchandise margin was due to better inventory control and less promotional selling during the quarter. Inventories per-store at the end of the quarter were down about 3 percent after declining almost 5 percent at the end of the third quarter last year. The increase in buying, distribution and occupancy costs, as a percentage of sales, was due to a lack of leverage from sales.

Selling, general and administrative expenses, as a percentage of sales, increased to 23.9 percent from 23.5 percent in the third quarter of 2002 primarily due to higher health care and store closing and relocation costs. Approximately $330,000 was incurred in the third quarter to close two stores and relocate one store. New store pre-opening costs incurred in the third quarter of 2003 were $646,000, or 0.4 percent of sales, compared with $870,000, or 0.6 percent of sales last year.

Net earnings for the first nine months of 2003 were $12.1 million, or $.93 per share on a diluted basis, compared with net earnings of $14.17 million, or $1.09 per share on a diluted basis, for the first nine months of last year. Net sales increased 8.2 percent to $423.7 million for the first nine months from sales of $391.7 million last year. Comparable store sales decreased 2.6 percent for the nine-month period. The gross profit margin for the first nine months of 2003 was 29.1 percent compared with 29.4 percent for the first nine months last year. Selling, general and administrative expenses, as a percentage of sales, increased to 24.4 percent for the first nine months of 2003 from 23.5 percent for the first nine months of 2002. New store pre-opening costs for the first nine months of 2003 were $2.25 million, or 0.5 percent of sales, compared with $2.0 million, or 0.5 percent of sales last year.

Mark Lemond, president and chief executive officer stated, "Despite a difficult retail environment, our sales and earnings were the highest third quarter results in the Company's history. This return to record-setting performance is especially gratifying after experiencing a difficult first half. While we benefited from an improved back-to-school period, we also attribute the turn-around in our performance to entering the third quarter with fresh, fashion-right inventories. Our initiatives of reducing inventory levels continue to result in enhanced gross profit margins."

The Company reaffirmed its guidance for the fourth quarter of 2003. Comparable store sales are expected to range from flat to up two percent and earnings per diluted share are expected to range from $0.15 to $0.18.

The Company opened 11 stores and closed two stores in the third quarter and ended the quarter with 238 stores. Two additional stores will open early in the fourth quarter and three are expected to close in January 2004. For the full year, the Company will open 37 new stores and close seven ending of the year with 237 stores consisting of 2.75 million square feet of retail space. Currently, the Company plans to open 30 to 35 stores, net of store closings, in 2004.

The 11 stores opened during the third quarter included locations in:

City Huntsville, AL (2) Colorado Springs, CO Viera, FL Savannah, GA Davenport, IA Calumet Park, IL Orland Park, IL Moore, OK Houston, TX Norfolk, VA	Market/Stores Huntsville/4 Colorado Springs/2 Orlando/6 Savannah/1 Davenport/2 Chicago/17 Chicago/17 Oklahoma City/3 Houston/3 Norfolk/3

Today, at 2:00 p.m. Eastern time, the Company will host a conference call to discuss the third quarter results. The public can listen to the live webcast of the call by visiting Shoe Carnival's Corporate Investor Relations page at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

This press release contains forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; risks associated with the seasonality of the retail industry; the availability of desirable store locations at acceptable lease terms and our ability to open new stores in a timely manner; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; and changes in the trade relations between the United States and countries which are the major manufacturers of footwear.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Shoe Carnival is a chain of 239 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on the Nasdaq Stock Market under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)
(Unaudited)

	Thirteen	Thirteen	Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	November 1, 2003	November 2, 2002	November 1, 2003	November 2, 2002

Net sales	$152,365	$137,703	$423,678	$391,713
Cost of sales (including buying,
distribution and occupancy costs)	107,006	97,238	300,487	276,405

Gross profit	45,359	40,465	123,191	115,308
Selling, general and administrative
expenses	36,401	32,376	103,297	92,010

Operating income	8,958	8,089	19,894	23,298
Interest expense-net	160	161	502	625

Income before income taxes	8,798	7,928	19,392	22,673
Income tax expense	3,299	2,973	7,272	8,502

Net income	$5,499	$4,955	$12,120	$14,171

Net income per share:
Basic	$.43	$.39	$.96	$1.13

Diluted	$.42	$.38	$.93	$1.09

Average shares outstanding:
Basic	12,684	12,595	12,654	12,545

Diluted	13,062	12,967	13,014	12,982

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	November 1,	February 1,	November 2,
	2003	2003	2002

ASSETS
Current Assets:
Cash and cash equivalents	$3,072	$5,782	$3,969
Accounts receivable	2,280	1,134	2,577
Merchandise inventories	165,356	146,091	147,909
Deferred income tax benefit	1,183	901	385
Other	4,731	1,890	2,040

Total Current Assets	176,622	155,798	156,880
Property and equipment-net	70,129	63,477	63,601

Total Assets	$246,751	$219,275	$220,481

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$40,270	$49,847	$42,794
Accrued and other liabilities	9,334	9,276	10,290
Current portion of long-term debt	268	427	482

Total Current Liabilities	49,872	59,550	53,566
Long-term debt	36,195	15,503	25,438
Deferred lease incentives	8,175	5,262	5,002
Accrued rent	2,707	2,458	2,350
Deferred income taxes	4,737	4,971	4,467
Other	1,106	640	611

Total Liabilities	102,792	88,384	91,434

Total Shareholders' Equity	143,959	130,891	129,047

Total Liabilities and Shareholders' Equity	$246,751	$219,275	$220,481

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended
	November 1, 2003	November 2, 2002

Cash flows from operating activities:
Net income	$12,120	$14,171
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	10,287	9,164
Stock option income tax benefit	202	675
Loss on retirement of assets	435	128
Deferred income taxes	(516)	308
Other	378	226
Changes in operating assets and liabilities:
Accounts receivable	(1,362)	(1,061)
Merchandise inventories	(19,265)	(12,261)
Accounts payable and accrued liabilities	(9,531)	2,567
Other	(2,822)	(209)

Net cash (used in) provided by operating activities	(10,074)	13,708

Cash flows from investing activities:
Purchases of property and equipment	(17,532)	(15,799)
Lease incentives	3,251	1,135
Other	367	0

Net cash used in investing activities	(13,914)	(14,664)

Cash flows from financing activities:
Net borrowings (payments) under line of credit	20,875	(1,925)
Payments on capital lease obligations	(343)	(708)
Proceeds from issuance of stock	746	2,099

Net cash provided by (used in) financing activities	21,278	(534)

Net decrease in cash and cash equivalents	(2,710)	(1,490)
Cash and cash equivalents at beginning of period	5,782	5,459

Cash and Cash Equivalents at End of Period	$3,072	$3,969